PARKE-DAVIS ANNOUNCES NEW LABEL CHANGES FOR ITS

                 TYPE 2 DIABETES DRUG, REZULIN


MORRIS PLAINS, N.J., December 1, 1997 -- The Parke-Davis division of the Warner-Lambert Company announced today new label changes for Rezulin (troglitazone), its drug for type 2 diabetes. These changes, which will be finalized within the week, will prominently recommend physicians monitor patients more frequently for signs of liver dysfunction. These changes are being made to further reduce, to an absolute minimum, the risk for very rare but potentially serious adverse liver events.

On November 3, 1997, Parke-Davis initiated a change in the prescribing information for Rezulin (troglitazone). This came in response to rare reports of liver dysfunction potentially associated with the drug. At that time, health care professionals were informed about a new monitoring schedule for patients taking Rezulin and were provided additional information that would help to detect symptoms of adverse liver elevations.

As expected, heightened awareness following the November 3 label change has generated some additional reports of hepatic dysfunction. However, reports-to-date do not indicate a greater incidence of hepatic events than what was seen in the clinical trials which resulted in priority review and approval by the FDA. Most of these reports involve mild elevations of liver enzymes, unassociated with symptoms, and usually disappear.

These new label changes will recommend that physicians evaluate liver enzymes prior to initiating therapy, monthly for the first six months of treatment, bi-monthly for the next six months and periodically thereafter. Previously, the company recommended physicians monitor liver enzymes during the first two months of treatment, every three months for the first year, and then periodically thereafter. The exact wording of the labeling changes will be finalized between the FDA and Parke-Davis and promptly communicated to health care professionals in the next week. In the interim, the company is alerting 400,000 health care providers to the upcoming changes.



Parke-Davis began marketing Rezulin in March, 1997 and has extensive post-marketing experience with the drug. Approximately 600,000 patients have taken the therapy in the U.S. and an additional 200,000 in Japan. During these eight months, patients have experienced significant benefits from Rezulin.

A large number of patients with this debilitating and deadly disease can now, with the help of Rezulin, reach their American Diabetes Association goals for blood glucose management. For many, Rezulin has even enabled them to reduce or eliminate their daily use of insulin. Based on these profound benefits, combined with safety data from the post-marketing adverse event reporting in the U.S., Parke-Davis reaffirmed its confidence in and commitment to this breakthrough therapy.

In a similar action, Sankyo, the innovator and manufacturer of the drug for Asian markets, today also upheld its commitment to Rezulin. Following review of the worldwide safety data, the Japanese Ministry of Health and Welfare and Sankyo are announcing today that it will modify the prescribing information for Noscal (troglitazone) to include a schedule of liver function monitoring similar to the U.S. labeling.

However, Glaxo Wellcome, the manufacturer of Romozin in the U.K., has decided to temporarily suspend marketing of the drug pending its review of the safety data. Glaxo Wellcome recently received approval of Romozin and has experience with approximately 5,000 patients. The FDA and Parke-Davis have thoroughly reviewed the worldwide database and continue to find a favorable benefit to risk relationship for Rezulin.

Glaxo Wellcome's action has no impact on the availability of Rezulin (troglitazone) in the U.S. Rezulin is a highly effective therapy which Parke-Davis and the FDA, believe should continue to be made available to the millions of Americans who suffer with type 2 diabetes, and that the benefits of Rezulin outweigh the potential for serious, but rare, adverse liver events.

It is important to note, that all therapies currently available to treat type 2 diabetes have potentially serious side effects. These label changes will provide health care providers and patients with the latest available information about the potential risks associated with Rezulin, while continuing to make this breakthrough therapy available to patients in need.

Type 2 diabetes is a serious and life threatening disease that affects six percent of the U.S. population and accounts for over 15 percent of health care costs in this country. It is a leading cause of coronary heart disease, blindness, kidney failure, and amputation.


Parke-Davis is a leader in diabetes research and will continue to work closely with the National Institutes of Health, the American Diabetes Association, the Endocrine Society and the American Association of Diabetes Educators. We are committed to an extensive clinical investigation program for new indications for Rezulin, which includes studies in impaired glucose tolerance, post-gestational diabetes and a disease affecting women known as polycystic ovarian syndrome.

Our overriding commitment has always been, as it is today, to provide patients with safe and effective pharmaceutical products. Rezulin is a modern breakthrough that is safe and effective as prescribed by the physician and one that is well-tolerated by its vast majority of patients.

The company does not believe that the labeling changes will appreciably diminish the population of patients eligible for this important medication, but will be assessing, over the next few months, what effect, if any, the labeling changes may have on expected sales and earnings for 1998. As previously communicated, Warner-Lambert is committed to providing superior earnings growth through the rest of this decade.

Warner-Lambert is a worldwide company devoted to discovering, developing, manufacturing, and marketing quality pharmaceutical, consumer health care and confectionery products. It employs approximately 40,000 people.

NOTE TO EDITORS: Warner-Lambert's news releases are available at no charge through PR Newswire's Company New On-Call fax service. For a menu of Warner-Lambert news releases, or to retrieve a specific release, call 800-758-5804, extension 958887 or http://www.prnewswire.com/conc /exec/menu?95887 on the Internet. A free corporate logo to accompany this story is available immediately via Wieck Photo Database to an media with telephone receiver or electronic darkroom (PC or MacIntosh) capable of accepting overhead transmissions. Call 214-392-0888 to retrieve logo./ Full prescribing information is available by calling Parke-Davis Medical Affairs, 1-800-223-0432.

Contact: Stephen Mock, 973-540-6696; Jeff Baum, 973-540-2145 or Leslie Hare, 973-540-4268 (media); and George Shields, 973-540-6916 or Jack Howarth, 973-540-4874 (investor.)